Exhibit 99.1

Cycurion, a Tech-Enabled Cybersecurity Solutions Provider, to Become a Public Company via Merger with Western Acquisition Ventures Corp.

•	Cycurion serves a massive market for cybersecurity solutions estimated at $174 billion with significant secular tailwinds for growth given the rapid proliferation and severity of cyber threats;

•	Cycurion provides Managed Security, Managed IT and Consulting/Advisory services and solutions. In addition, Cycurion offers the Cycurion ARx Security platform which is a multilayer software platform that consists of a Web Application Firewall, Bot Mitigation and Geo Gating;

•	Cycurion’s platform is built on a set of proprietary algorithms that provide multiple layers of protection from attacks that provides the C-Suite with real-time information on the organization’s cyber posture;

•	Established base of blue-chip clients and partners supported by a highly skilled team of engineers, many with high-level security clearances;

•	Company will be led by veteran technology innovator, Emmit McHenry, CEO;

•	Combined company anticipated to have an implied initial enterprise value of approximately $170.44 million, and the transaction is expected to deliver cash proceeds of around $113.31 million to Cycurion (assuming no redemptions) to advance Cycurion’s growth strategy fueling organic growth initiatives, investments in technologies and staff and strategic acquisitions; and

•	The transaction is expected to be completed in the first quarter of 2023.

McLean, Virginia & New York, New York – November 22, 2022 – Cycurion, Inc. (the “Company” or “Cycurion”) a leading provider of tech-enabled cybersecurity solutions, and Western Acquisition Ventures Corp. (Nasdaq: WAVS) (“Western”), a special purpose acquisition company, today announced they have entered into a definitive business combination agreement.

Emmit McHenry, Founder, Chairman and Chief Executive Officer, Cycurion said, “Cybersecurity solutions have never been more mission critical for organizations of all sizes and types around the world. With the proliferation of cyber breaches and ransomware attacks and their material impact on organizations and reputations, Boards and C-Suite executives are being held accountable for oversight of cybersecurity risk. This starts with understanding that cybersecurity protection and monitoring solutions are now table stakes.”

“Since 2017, we have been singularly focused on providing cybersecurity solutions to federal, state and local governments, civilian, defense and judicial agencies, as well as commercial clients across various industries. We established our reputation by providing mission-critical cybersecurity support to multiple Federal government agencies, which positions us well to expand our reach to the commercial market. We have a talented group of engineers, many with top-level security clearances. Cycurion provides clients with a unique integrated dashboard that allows C-Suite executives and management to monitor cyber threats in real time.”

“We are excited to become a publicly traded company and expect that we will continue to grow through both organic investments and strategic acquisitions. With regard to acquisitions, we will build upon our successful track record of acquiring cybersecurity services and technology providers that enhance our leading-edge platform to protect our clients against the systemic, existential threat of cyberattacks to their businesses, customers and reputations.”

Stephen Christoffersen, CEO and Director of Western Acquisition Ventures, said, “We are thrilled to partner with Emmit McHenry and the team at Cycurion to advance their important vision. Cycurion is well- positioned for commercial success with an enormous market opportunity and secular tailwinds to support growth. Demand for cybersecurity products and services is rapidly accelerating and the market is expected to reach $174 billion in 2024, while the total costs of cybercrime attacks could reach $10.5 trillion by 2025. The Company has distinguished itself as a multi-layered SaaS solution provider that protects clients’ digital assets, while minimizing false positives and has established partnerships and blue-chip clients in the government and commercial sectors. Importantly, the Company is led by an experienced management team with a track record of successfully scaling technology companies and a Board of Directors with broad business experience and corporate governance expertise.”

Cycurion

Headquartered in McLean, Virginia, Cycurion is addressing the growing risk of cyber-piracy with its unique solutions that protect sensitive data and prevent privacy breaches for clients, partners and organizations. With a deeply skilled staff of 80 technology veterans, many of whom have high-level security clearances, Cycurion has developed a multi-layered SaaS solution to protect digital assets while minimizing false positives and reducing threats to data breaches. Cycurion has served customers across federal, state and local government agencies as well as commercial partners. Key clients and partners have included the United States Department of Defense, the Defense Intelligence Agency, the Department of Homeland Security, the United States Navy, KPMG, Verizon, AT&T, General Dynamics and Northrop Grumman.

Since its founding in 2017, Cycurion has built an end-to-end offering of cybersecurity protection that serves multiple Federal Government and commercial organizations. The Company has three wholly owned subsidiaries, Axxum Technologies LLC, Cloudburst Security LLC and Cycurion Innovation, Inc. Axxum Technologies is a cybersecurity provider that has performed work within multiple sub-agencies of the Department of Homeland Security, United States Administrative Courts and multiple state and local organizations. Cloudburst Security provides innovative cybersecurity services to both government and commercial organizations, protecting their integral data and information assets. Cycurion Innovation has a line of products that allow customers to improve their cyber posture with its Multi-Dimensional Protection (“MDP”) SaaS platform.

Following completion of the business combination, Cycurion will continue to be led by its experienced leadership team, including Founder & CEO Emmit McHenry and the existing management, Alvin McCoy, CFO, Kurt McHenry, COO and Ami Ahnine, CTO.

Founder Emmit McHenry brings more than 43 years of innovation, entrepreneurship and leadership to Cycurion. Mr. McHenry also founded Network Solutions, Inc., the world’s first internet domain provider that oversaw the creation of “.com”, “.net”, “.edu” and “.gov” domains, which was ultimately sold to VeriSign for $21 billion.

Transaction Overview

The business combination values Cycurion at an implied enterprise value of approximately $170.44 million. Upon the transaction’s closing, and assuming no redemptions by Western’s stockholders, Cycurion will have approximately $115.91 million in cash, resulting in a total pro forma equity value of approximately $271.63 million. Cash proceeds raised in the transaction will be used to fund operations, support growth, strategic acquisitions and for general corporate purposes. The proceeds will be funded through a combination of Western’s approximately $116.77 million cash in trust, assuming no redemptions by its stockholders, and up to $5.00 million in the form of a PIPE investment from institutional investors.

Upon the transaction’s closing, the combined company will be named Cycurion, Inc. and will be listed on NASDAQ.

The boards of directors of both Western and Cycurion have unanimously approved the proposed transaction. The closing is subject to the approval of Cycurion’s stockholders and Western’s stockholders and other customary closing conditions, including Western’s registration statement (the “Form S-4”) being declared effective by the Securities and Exchange Commission (the “SEC”) and NASDAQ’s approval of the continued listing of the combined company’s shares. It is currently anticipated that the transaction will close, assuming satisfaction of such closing conditions, by the end of the first quarter of 2023.

Advisors

A.G.P./Alliance Global Partners is serving as the exclusive financial advisor to Western. Clark Hill LLP is serving as the legal advisor to Cycurion and J.P. Galda & Co. is serving as the legal advisor to Western. Financial Profiles, Inc. is serving as investor relations advisor to Cycurion and Western.

About Cycurion

Cycurion is a McLean, Virginia-based technology enabled cybersecurity company, providing proprietary innovative solutions to Federal, State and Local government agencies and commercial partners. The Company’s software-based technology provides multiple layers of defense to stop penetrations on the front end, as well as monitors and detections on the back end. Leveraging its team of deeply skilled technology veterans with high-level security clearances, Cycurion combines its unique platform with a suite of services for Government agencies, C-Suite executives and Boards of Directors to access and process information allowing them to monitor the security profile of their network. For more information, visit Cycurion’s website.

About Western Acquisition Ventures Corp.

Western Acquisition Ventures Corp. is a blank check company sponsored by Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company is led by Board Member and CEO Stephen Christoffersen, and Board Member and CFO William Lischak. Western intends to focus on companies in the financial services, healthcare, real estate services, technology, leisure, hospitality, and software industries. The company plans to target businesses with compelling long-term growth prospects, secular tailwinds, and highly fragmented markets ripe for consolidation. For more information, visit Western’s website.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this Press Release regarding the proposed transactions contemplated by the business combination agreement, including the potential benefits of the transaction, integration plans, expected synergies and revenue opportunities; anticipated future financial and operating performance and results, including estimates for growth; the expected management and governance of the combined enterprise; and the expected timing of the closing of the transaction. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Western’s and Cycurion’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the parties’ control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the business combination agreement; (2) the outcome of any legal proceedings that may be instituted against Western and Cycurion following the announcement of the business combination agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination for reasons that could include failure to obtain approval of the stockholders of Western and Cycurion, certain regulatory approvals, or satisfaction of other conditions to closing in the business combination agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the transactions contemplated by the business combination agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on Cycurion’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of Western’s shares of Common Stock on Nasdaq following the closing of the transactions contemplated by the business combination agreement; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and its consummation; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Cycurion to grow and to manage its growth profitably, and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that Western or Cycurion may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to Cycurion; (13) risks related to the organic and inorganic growth of Cycurion’s business; (14) the amount of redemption requests made by Western’s stockholders; and (15) other risks and uncertainties indicated from time to time set forth in the final prospectus of Western for its initial public offering dated January 11, 2022 filed with the SEC under “Risk Factors” therein, and in Western’s other filings with the SEC. Western cautions that the foregoing list of factors is not exclusive. Western and Cycurion caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Western and Cycurion do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its their expectations or any change in events, conditions, or circumstances on which any such statement is based.

Important Information and Where to Find it

In connection with the proposed business combination, Western will file a registration statement on Form S-4 with the SEC. The Form S-4 will include a proxy statement/prospectus of Western. Additionally, Western will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securities holders of Western are urged to read the Form S-4 and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

An investor presentation will be available on Western’s and Cycurion’s websites and filed with the SEC as an exhibit to Western’s Current Report on Form 8-K and will also be available on the SEC website at www.sec.gov.

Participants in the Solicitation

Western and its directors and executive officers may be deemed participants in the solicitation of proxies from Western’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in Western will be included in the Form S-4 for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the Form S-4 for the proposed business combination when available. Information about Western’s directors and executive officers and their ownership of Western common stock is set forth in Western’s prospectus, dated January 11, 2022, as modified or supplemented by any Form 3s or Form 4s filed with the SEC since the date of the prospectus. Other information regarding the interests of the participants in the proxy solicitation will be included in the Form S-4 pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Cycurion and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Western in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Form S-4 for the proposed business combination.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Investors Relations

Financial Profiles, Inc.

Jack Drapacz

310-622-8230

John Brownell

310-622-8249

cycurion@finprofiles.com

Media Relations for Cycurion

Financial Profiles, Inc.

Kelly Hull

310-622-8252

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